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                                                                     Exhibit 12


                    Calculation of Earnings to Fixed Charges
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                                                                Year Ended December 31,
                                        -----------------------------------------------------------------------
                                            1996           1995           1994           1993            1992
Pre-tax income from
   continuing operations                $27,963,646    $26,103,300    $23,122,200    $22,506,200    $20,429,300
                                        -----------    -----------    -----------    -----------    -----------

Adjustments for fixed charges:

Interest expense                          5,356,016      2,169,800        614,200         61,500        454,400
Amortization of debt service costs          118,076         15,200              0              0          8,500
                                        -----------    -----------    -----------    -----------    -----------
                                          5,474,092      2,185,000        614,200         61,500        462,900
                                        -----------    -----------    -----------    -----------    -----------
Earnings as adjusted                    $33,437,738    $28,288,300    $23,736,400    $22,567,700    $20,892,200
                                        -----------    -----------    -----------    -----------    -----------

Ratio of earnings to fixed charges:

Earnings as adjusted (A)                 33,437,738     28,288,300     23,736,400     22,567,700     20,892,200
Fixed charges (B)                         5,474,092      2,185,000        614,200         61,500        162,900

Ratio of (A) to (B)                            6.11          12.95          38.65         366.95          45.13
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